Exhibit 21

                              List of Subsidiaries
                              --------------------

        Name                                  Place of Organization
        ----                                  ---------------------

1.  Town House Land Limited                   Hong Kong
                                              The People's Republic of China

2.  Town House (Wuhan) Land Limited           Hubei Province
                                              The People's Republic of China

3.  Town House Miami Corporation              Florida

4.  Town House Land (USA) Corporation         California

5.  City Home Development Corporation         Nevada

6.  SINO - American Development Corporation   Nevada